Exhibit 1.01

Armstrong World Industries, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2017

Armstrong World Industries, Inc. (“AWI”) is a Pennsylvania corporation incorporated in 1891.  We are a leading global producer of ceiling systems. We design, manufacture and sell ceiling systems primarily mineral fiber, fiberglass wool and metal.

This Conflict Minerals Report (the “Report”) of AWI has been prepared pursuant to Rule 13p–1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2017.  When we refer to “we,” “our” and “us” in this document, we are referring to AWI and its subsidiaries.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products.  The specified minerals are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Conflict Minerals”).  The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”) and countries that share an internationally recognized border with the DRC (the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola).  As described in this Report, certain of our operations manufacture, or contract to manufacture, products for which Conflict Minerals are necessary to the functionality or production of those products.

Description of the Products Covered by this Report

This Report relates to products manufactured or contracted to be manufactured by us in calendar year 2017 with respect to which: (i) Conflict Minerals are necessary to the functionality or production of that product, (ii) we have been unable to conclude that the Conflict Minerals are derived from scrap or recycled materials and (iii) we have been unable to conclude whether the Conflict Minerals originated in the Covered Countries.

These products, which are referred to in this Report as the “Covered Products,” are products that contain certain coatings, paint binders and pigments applied to, or within, our ceiling tile products.

RCOI and Due Diligence Process

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals used in the Covered Products.  This good faith RCOI was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources.  We also exercised due diligence on the source and chain of custody of the Conflict Minerals.  Our due diligence procedures were based on the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”).

As part of our RCOI, we surveyed all of the suppliers from which we acquired Conflict Minerals used in the Covered Products using a variation of the Conflict Minerals Reporting Template developed by the Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition, and the Global e-Sustainability Initiative.  The survey was designed to enable us to assess whether the Conflict Minerals used in our Covered Products were from recycled or scrap sources or originated in the Covered Countries.  Our supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of the Conflict Minerals.  We do not purchase Conflict Minerals directly from mines, smelters, or refiners.  Accordingly, we must rely on our suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products to determine whether the Conflict Minerals benefited armed groups.  We believe that the smelters and refiners of the Conflict Minerals are best suited to identify the sources of Conflict Minerals, and we have taken steps to identify the smelters and refiners in our supply chain by obtaining or seeking to obtain information from our suppliers.

Our due diligence process was designed to assist with the development of a responsible supply chain for minerals from conflict areas, as outlined in the OECD Guidance, and facilitate compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  The steps we have taken, include, but are not limited to the following:

•

Formed a cross-functional Core team to design and implement a Conflict Minerals compliance plan, with members representing the following departments: Procurement, Corporate Controllers, Legal, Internal Audit;

•	Formed a Steering Committee with members from Senior Management to oversee activities performed by and findings of the Core team;
•

Strengthened new supplier agreements by requiring Suppliers to represent and warrant that any Conflict Minerals not from scrap or recycled material that are used in the manufacture of raw materials will not be from Covered Countries; and

•	Educated procurement staff members on the requirements of the Rule and the impact on Global Procurement to aid with on-going risk assessment.

All supplier responses were reviewed in detail and, where the information provided by the supplier appeared to be outdated, incomplete, incorrect or not trustworthy, follow-up inquiries were made to obtain the current, complete, correct and trustworthy information. Based on our in-house assessment, we concluded that 205 of our 2,400 raw and sourced material suppliers provided materials that potentially contained Conflict Minerals that were not from scrap or recycled sources.  We surveyed all 205 suppliers and achieved a 95% response rate, with 92% of respondents reporting that the materials they sell to us do not contain Conflict Minerals. We received completed questionnaires from fifteen of our suppliers that said that the materials they sell to us contain Conflict Minerals.  To date, only six of these suppliers have provided us with smelter lists. Four of these suppliers use smelters that are listed on the Conflict Free Sourcing Initiative’s conformant smelter list. None of the smelters listed by these suppliers are located in the Covered Countries.  Based on the location of the facilities used to process the tin or other Conflict Minerals, we have no reason to believe the source of the Conflict Minerals are from a Covered Country although we can’t exclude that possibility.

Notwithstanding our efforts, we have been unable to obtain (1) evidence that the identified smelters [that were not “conformant smelters”] did not source their Conflict Minerals from a Covered Country and (2) information from the suppliers that did not identify the names and locations of the smelters or other sources of the Conflict Minerals they used, and, therefore, have been unable to determine the country of origin of the Conflict Minerals used in the Covered Products.  We are still working closely with our supplier to obtain its smelter list and mine locations.

We intend to continue to engage with our suppliers to obtain complete, correct and trustworthy information about the supply chain and directly engage with those smelters and refiners identified by our suppliers to verify mineral sources (if necessary).  Additionally, we are working toward adopting a company statement relating to the supply chain of minerals originating from conflict-affected areas to comply with filing requirements under the Rule.

This Report has not been subjected to an independent private sector audit because such an audit was not required.

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and such forward-looking statements involve risks and uncertainties.  These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to enhance its efforts to obtain from its suppliers complete, correct and trustworthy information regarding the sources of the Conflict Minerals used in the Covered Products.  These statements are subject to various risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source conflict minerals, political and regulatory developments in the Covered Countries, the United States or elsewhere, and whether industry organizations and initiatives remain effective as a source of external support to us in the conflict minerals compliance process.  Forward-looking statements are based on management’s current views, beliefs and expectations of future events based on certain assumptions.  Forward-looking statements are not guarantees of future performance.  We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect our future determinations under the Rule.